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                                                                    EXHIBIT 21.1



                           Subsidiaries of Registrant



1.   EOTT Energy Operating Limited Partnership, a Delaware limited partnership

2.   EOTT Energy Pipeline Limited Partnership, a Delaware limited partnership

3.   EOTT Energy Canada Limited Partnership, a Delaware limited partnership

4.   EOTT Energy Finance Corp., a Delaware corporation.